EXHIBIT 16.1

Letter of Dominic K.F. Chan & Co. dated May 16, 2016

May 16, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Capital Consumer Group, Inc. (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated May 16, 2016 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ Dominic K.F. Chan & Co.

Certified Public Accountants